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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                  Commission File Number 0-25068

                           HASKEL INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

                              100 East Graham Place
                                Burbank, CA 91502
                                 (818) 843-4000

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Class A Common Stock
                                  no par value
            (Title of each class of securities covered by this Form)

                                      None
         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)            [X]           Rule 12h-3(b)(1)(i)            [X]
Rule 12g-4(a)(1)(ii)           [ ]           Rule 12h-3(b)(1)(ii)           [ ]
Rule 12g-4(a)(2)(i)            [ ]           Rule 12h-3(b)(2)(i)            [ ]
Rule 12g-4(a)(2)(ii)           [ ]           Rule 12h-3(b)(2)(ii)           [ ]
                                             Rule 15d-6                     [ ]

Approximate number of holders of record as of the certification or notice date:
One (1)
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Haskel International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 26, 1999                    Haskel International, Inc.


                                        /s/ Seth M. Hendon
                                        ----------------------------------
                                        Name:  Seth M. Hendon
                                        Title: Vice President